Exhibit 99.1

Investors
Isaac Garden
(818) 264-4907

PennyMac Financial Services, Inc. Announces

Transfer of Ownership Stake by BlackRock to Charitable Entities

50% of PFSI’s $2.9 billion Market Capitalization Now Public Float

Westlake Village, CA, February 13, 2020 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced that BlackRock, Inc. (NYSE: BLK) (“BlackRock”) has contributed its remaining 20% ownership stake in PFSI to two charitable entities, the BlackRock Charitable Fund and The BlackRock Foundation. Subsequently, the BlackRock Charitable Fund sold 7.8 million shares of PFSI common stock in an unregistered private sale yesterday.

Following the sale, 50% of PFSI’s market capitalization of approximately $2.9 billion1 now consists of public float, up from 17% after its initial public offering (IPO) in 2013. Since the IPO, PFSI’s book value per share has increased at a compound annual growth rate of more than 22%. In the last two years, PFSI’s total return to shareholders has been 72% and average daily trading volume has increased from 183,000 shares to over 400,000 shares today.

“We applaud BlackRock for their philanthropic efforts,” said President and CEO David Spector. “These transactions demonstrate the substantial value PennyMac has created for its shareholders, as further evidenced by our record earnings and business volumes last year. We are honored that the fruits of our labors will benefit BlackRock’s social impact initiatives and are excited to move into our next chapter with a broader shareholder base that will result, as we continue to execute on PennyMac’s growth strategy.”

 1 Based on closing price as of February 12, 2020

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PennyMac was founded in 2008 with initial investments from BlackRock, HC Partners and the Company’s founding management. Currently, approximately 20% of PFSI is owned by HC Partners, and 21% is owned by PFSI’s executive officers and directors.

“With the support of our sponsors, we initially created a platform to address dislocations from the financial crisis, but always with a long-term plan to establish a best-in-class enterprise for the U.S. residential mortgage market,” said Chairman Stanford L. Kurland. “Today, PFSI is recognized as the leading public company in U.S. mortgage banking, and PennyMac Mortgage Investment Trust, the REIT we manage, has grown and invested significant capital in mortgage credit risk, helping support the policy objective of transferring risk away from the U.S. taxpayer.”

Mr. Kurland continued, “We are proud to have helped reshape the mortgage markets since 2008, proud of the leadership position PennyMac enjoys today, proud to have produced great returns for our shareholders, and proud to help BlackRock fulfill its social purpose with gains from its PennyMac investment. I am grateful to BlackRock and my lifelong friend Larry Fink for their partnership for more than 12 years and appreciate the thoughtful manner in which they are divesting their ownership. We are also pleased that this divestiture will increase the size of our public float and give more investors than ever before the ability to participate in our growth and exceptional performance.”

“BlackRock has been a great partner with us in PennyMac’s growth and development,” said Jonathon S. Jacobson, principal owner of HC Partners. “I am as excited about our investment in PennyMac and the Company’s opportunities for growth today as I was in 2008.”

BlackRock previously contributed an ownership interest representing 6.1 million PFSI shares to the BlackRock Charitable Fund following PFSI’s IPO. At the request of the purchaser in yesterday’s sale, the remaining 7.8 million PFSI shares owned by The BlackRock Foundation are subject to a 60-day lock-up period.

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As a result of this contribution, BlackRock terminated its right to nominate directors for election to PFSI’s Board of Directors. Matthew Botein, who has served as a designee of BlackRock on the Board of Directors since PFSI’s IPO, will continue to serve as a director.

Mr. Spector added, “I want to thank BlackRock and Larry Fink, whom I have known for my entire career, for their support of PennyMac as well as Sue Wagner and Mark Wiedman for their leadership through the Company’s development.”

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry. In 2019, PennyMac Financial’s production of newly originated loans totaled $118 billion in unpaid principal balance, making it the third largest mortgage lender in the nation, according to Inside Mortgage Finance. As of December 31, 2019, PennyMac Financial serviced loans totaling $368.7 billion in unpaid principal balance, making it the sixth largest servicer of mortgage loans in the nation, according to Inside Mortgage Finance.

Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

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